EXHIBIT 99.8 - PRESS RELEASE ISSUED MAY 17, 1996

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

EST ANNOUNCES 1st QUARTER 1996 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 15, 1996 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced record sales and results of operations for the three month period ending March 31, 1996.

EST reported record sales for the first quarter 1996, of $352,057 compared to $262,139 for the same quarter in 1995. Net income for the first quarter of 1996, was $55,310, or $0.01 per share, compared with net income of $23,660, or $0.004 per share, for the first quarter of 1995.

               Selected Statement of Operations Information
                               (Unaudited)
                                                  Three Months Ended
                                                March 31,      March 31,
                                                  1996           1995
                                                --------       --------
Sales                                         $  352,057     $  262,139
Net income before tax                             85,618         35,849
Net Income                                        55,310         23,660
Weighted average common shares outstanding     5,461,206      5,350,845
Earnings per Share                            $     0.01     $    0.004

                    Selected Balance Sheet Information
                               (Unaudited)

                                                March 31,   December 31,
                                                    1996           1995
                                                --------    -----------
Cash and cash equivalents                     $1,378,219     $1,162,726
Total current assets                           1,870,898      1,857,415
Property & equipment (net)                       301,437        300,747
Total assets                                   2,017,352      2,010,772
Total current liabilities                         84,862        133,592
Long-term debt                                       -0-            -0-
Stockholders' equity                           1,932,490      1,877,180

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.